Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter the “Agreement”) is entered into by and between DORMAN PRODUCTS, INC., a Pennsylvania corporation (the “Company”) and MICHAEL GINNETTI (“Employee”).

WHEREAS, the Company and Employee have mutually decided to terminate the employment of the Employee with an effective date of August 30, 2019, subject to the conditions set forth herein; and

WHEREAS, Employee and the Company desire to amicably resolve all issues relating to their employment relationship and the end of that relationship.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, it is agreed as follows:

1.    Effective Date. The effective date of Employee’s cessation of employment with the Company will be August 30, 2019 (the “Effective Date”). As of such date, Employee will be permanently separated from employment with the Company. As of the Effective Date, Employee hereby resigns as an officer of the Company and from any other positions held by Employee in the Company and the Company’s subsidiaries.

2.    Consideration. For and in consideration of the execution of this Agreement by Employee, Employee shall be entitled to the following severance benefits:

(i)     The Company shall continue to pay Employee’s base salary in effect on the Effective Date for fifty-two (52) weeks following the Effective Date in accordance with the usual payroll practices of the Company; and

(ii)    if Employee validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall (a) reimburse Employee for the applicable premium payable for such coverage for the period beginning on September 1, 2019 and ending on February 28, 2020, or (b) pay the applicable premium for such coverage for the period beginning on September 1, 2019 and ending on February 28, 2020. Such reimbursement, if any, shall be paid to Employee on the first payroll date of the Company of each month.

3.    Waiver of Other Consideration from Employer. Employee acknowledges that the consideration set forth in Paragraph 2, above, is sufficient, good and valuable consideration for the promises set forth in this Agreement. Employee and the Company agree that Employee is not entitled to any pay or other benefits from the Company other than those set forth in Paragraph 2, above, and Employee hereby waives any claims to same. Without limiting the generality of the foregoing, Employee shall not be entitled to any unpaid annual performance bonus with respect to the 2019 fiscal year of the Company or any prior fiscal year of the Company. The treatment of any outstanding equity incentive awards held by Employee as of the Effective Date in connection with Employee’s cessation of employment shall be determined pursuant to the terms and conditions of the equity incentive plans and award agreements pursuant to which such equity incentive awards were granted. The Company agrees not to contest Employee’s entitlement, if any, to state unemployment benefits.

4.    General Release

(a)    In consideration for the undertakings of the Company set forth herein, and intending to be legally bound, Employee does hereby RELEASE, REMISE, AND FOREVER DISCHARGE the Company and its past, present and future affiliates, parent and subsidiary companies, and their respective past and present shareholders, officers, directors, attorneys, employees, agents and representatives, and all of their respective successors and assigns (hereinafter referred to collectively as “RELEASEES”), jointly and severally, of and from any and all claims, causes of action, demands, rights, obligations, suits, liabilities, damages, costs, attorney’s fees, expenses, debts, dues, compensation and agreements, of any type or kind, whether in law or in equity (collectively “Claims”), which Employee ever had, now has, or hereafter may have, or which Employee’s heirs, executors or administrators hereafter may have, by reason of any matter, cause, or thing whatsoever from the beginning of time until the execution date of this Agreement, and particularly, but without limitation of the foregoing general terms, any Claims concerning or relating in any way to Employee’s employment relationship with the Company, the termination of Employee’s employment relationship with the Company, or Employee’s wages, pay, salary, vacation, overtime, bonuses and/or commissions including, but not limited to, any Claims which have been asserted, could have been asserted, or could be asserted now or in the future against the RELEASEES arising under any federal, state or other governmental statute, regulation or ordinance, including without limitation, the following statutes and laws, all as amended through the date of execution of this Agreement: the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (the “ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (the “ADA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., (“ERISA”), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. (the “FMLA”), the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq., and any other law, local, state or federal, pertaining to employment or the relationship between employer and employee.

(b)    Employee acknowledges, understands and agrees that as a result of the General Release in Paragraph 4(a), Employee is giving up all Claims that Employee may have had concerning Employee’s employment with the Company up to and including the date of this Agreement including all of the Claims which are released pursuant to Paragraph 4(a). Further, Employee acknowledges, understands and agrees that, to the maximum extent permitted by law, as a result of the General Release in Paragraph 4(a), Employee is giving up the right to any monetary damages or awards from the Company or other personal relief (including injunctive relief and reinstatement) with respect to any Claims which are released pursuant to Paragraph 4(a).

5.    Exceptions to the General Release.

(a)    The General Release in Paragraph 4(a), above, does not apply to: (i) any Claims for vested benefits under any Company retirement, 401(k), profit sharing or other deferred compensation plan; (ii) any Claims to require the Company to honor its commitments set forth in this Agreement or to interpret this Agreement; (iii) any Claims that arise after Employee has signed this Agreement; (iv) any rights Employee has to indemnification, including advancement of expenses, by the Company under the Company’s Articles of Incorporation and By-laws, as amended; and (v) any Claims for unemployment compensation benefits, workers compensation benefits or any other Claims that cannot be waived by a general release, including, without limitation, the right to contact or file a charge with any federal, state or local government agency, including, but not limited to filing a discrimination or other charge with the Equal Employment Opportunity Commission (EEOC) or comparable state agency (provided, however, that Employee is giving up the right to any monetary damages or awards from the Company or other personal relief arising from such charges, as set forth in Paragraph 4(b), above to the maximum extent permitted by law).

(b)    Nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with Employee’s right to contact, cooperate with or provide information to any governmental agency, or restrict or interfere with Employee’s obligation to testify truthfully in any tribunal.

6.    No Verbal Agreements. Employee acknowledges that neither the Company nor any of its respective agents, representatives, employees, or attorneys, have made any representations to Employee concerning the terms or effects of this Agreement other than those contained herein. Employee understands and agrees that the sole agreement as between Employee and Company is as set forth in this Agreement.

7.    No Obligation to Re-Hire. Employee agrees and recognizes that neither the Company nor any of its subsidiaries or affiliates shall have any obligation, contractual or otherwise, to hire, rehire, or re-employ Employee in the future.

8.    No Waiver of Certain Claims Arising After the Date of this Agreement. Employee understands that this Agreement does not waive rights or claims arising under the Age Discrimination in Employment Act of 1967 which may first arise after the date this Agreement is signed.

9.    Multiple Counterparts. This Agreement can be executed in separate counterparts, each of which shall constitute an original and all of which shall be deemed a single document. All signatures need not be on the same copy. The Parties agree that faxed or PDF signatures shall be the equivalent of original signatures.

10.    Employee Certifications and Acknowledgments; Time Periods to Review, Consider and Revoke.

Employee hereby certifies and acknowledges that:

a.    I have read the terms of this Agreement and I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE the Company and the RELEASEES from any and all claims that I may have against them including, but not limited to, claims for age discrimination;

b.    I have signed this Agreement voluntarily and knowingly in exchange for the consideration provided to me in the Agreement;

c.    I acknowledge that I would not otherwise be entitled to said consideration and I acknowledge that the consideration provided to me as a result of signing this Agreement is adequate and satisfactory;

d.    I have been advised through this document that the signing of this Agreement does not waive rights or claims that may first arise after the date the Agreement is executed;

e.    Through this Agreement, I have been advised to consult with an attorney concerning this Agreement prior to signing this Agreement;

f.    I have been informed that I have the right to consider this Agreement for a period of up to twenty-one (21) days from receipt thereof, that I am allowed to sign this Agreement prior to the end of the said 21-day period, and I have signed on the date indicated below after concluding that this Agreement is satisfactory to me;

g.    I also understand that for seven (7) days after signing this Agreement, I have the right to revoke and withdraw from this Agreement (the “Revocation Period”), and that, if I do not exercise my right to withdraw from this Agreement within seven (7) days, the Agreement becomes final and forever binding on the eighth (8th) day following the signing of this Agreement; and

h.    I further understand that this Agreement shall not be effective until after the Revocation Period has expired without my having revoked this Agreement. In order to revoke this Agreement, I must send a letter stating same. The letter must be sent via Certified Mail, Return Receipt Requested, to:

Chief Human Resources Officer

Dorman Products, Inc.

3400 East Walnut Street

Colmar, PA 18915

The letter must be post-marked within seven (7) days of the date of my execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post marked on the following business day. If I revoke this Agreement on a timely basis, I will not be eligible for the payment and any other consideration set forth in Paragraph 2, above.

i.    The Parties to this Agreement acknowledge that they understand this Agreement, and sign it upon the advice of their counsel, freely and voluntarily, without any coercion, duress or other undue influence.

11.    Controlling Law and Venue. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws rules. Any action initiated concerning this Agreement shall be brought only in the federal or state courts located within the Commonwealth of Pennsylvania.

12.    Restrictive Covenants; Protected Activities; Etc.

(a)    Restrictive Covenants.

(i)    Affirmation of Obligations. Employee acknowledges that Employee is bound by the terms of the Agreement Relating to Non-competition and Confidentiality of Company and Customer Information dated May 26, 2011 that Employee previously entered into with the Company or with an affiliated company and hereby re-affirms all obligations thereunder.

(ii)    Protected Activities. Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is Employee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company. Employee does not need the prior authorization of (or to give notice to) any member of the Company or its affiliates regarding any communication, disclosure, or activity described in this paragraph.

(iii)    Non-Disparagement. Employee agrees that Employee will not in any way disparage or make negative, disparaging, or derogatory comments or statements, whether written or unwritten, about the Company, its employees, officers, directors, or shareholders, or its reputation or products and services.

(b)    Certification of Return of All Company Property. In addition, Employee hereby agrees that Employee will promptly return (or, if already returned, Employee hereby certifies that Employee has returned) all property belonging to the Company (in the condition noted below) and agree that until Employee does so, Company has no obligations pursuant to Paragraph 2 of this Agreement. As used herein, the term “property” includes all physical property belonging to the Company (for example, documents of any type or kind, computers, credit cards, access tags, badges, etc.), as well as all data and electronic files belonging to the Company or its affiliates or their respective businesses. Employee also hereby agrees that he will return all such property in “as is” condition and will not delete any files belonging to the Company or its affiliates and will not erase or “wipe” any hard drives of any data of any type or kind belonging to the Company or its affiliates. If the return of such data and electronic files is not practicable or if copies remain in Employee’s possession, custody or control, or on his personal devices after the return of such data and electronic files to the Company, then Employee hereby certifies that he has destroyed or deleted same, or will destroy or delete same promptly following the termination of Employee’s employment. Employee understands, acknowledges and agrees that Company has the right to ask for separate written certifications regarding compliance with this paragraph.

13.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

14.    Miscellaneous. The invalidity, non-applicability, or unenforceability of any term or provision of this Agreement shall not impair or affect the remainder of this Agreement, and should any term or condition of this Agreement be found to be invalid or unenforceable, such invalid or unenforceable term or condition shall be treated as having been deleted from this Agreement, and a valid and enforceable term or condition shall be substituted in its place which term or condition shall have as close to the same meaning and intent as the deleted term or condition, and all remaining terms and conditions shall remain valid and enforceable. Paragraph headings are for convenience only and shall not be afforded any substantive meaning. Employee agrees that Employee has had a full and fair opportunity to have this Agreement reviewed by the counsel of his choosing, that this Agreement is the subject to arms-length negotiation, that both parties have played a role in the drafting of this Agreement, and that no presumptions shall apply against Employer with respect to the drafting of this Agreement. All payments hereunder are subject to applicable withholding taxes.

15.    Cooperation. Employee agrees to make himself reasonably available to and cooperate with the Company and its attorneys with respect to any business issues or legal proceedings that the Company believes, in its sole discretion, may be in any way related to his employment with the Company or to matters in which he was involved or has knowledge. Such cooperation encompasses Employee’s assistance with matters preliminary to the instigation of any legal proceedings and assistance during and throughout any litigation, administrative, or legal proceeding, including, but not limited to, participating in any fact-finding efforts or investigation, speaking with the Company’s attorneys, testifying in depositions, testifying at hearings or at trial, and assisting with any post-litigation matter or appeal. Nothing in this Paragraph should be construed as suggesting or implying in any way that Employee should testify untruthfully. The Company shall make reasonable efforts to minimize disruption of the Employee ’s other business activities. The Company will reimburse Employee for the reasonable expenses, if any, for travel, or other direct costs (including, without limitation, pre-approved legal fees, such approval not to be unreasonably withheld or delayed) incurred by Employee associated with that cooperation.

16.    Amendments. Any amendment or modification of this Agreement must be expressed in a writing signed by both parties or else such amendment or modification shall not be effective. The parties agree that the failure of a Party to strictly enforce any term or condition of this Agreement shall not be deemed to be a waiver of the right of such Party to subsequently strictly enforce any term or condition of this Agreement.

17.    No Admission of Wrongdoing. Neither the offering nor acceptance of this Agreement is intended or shall be construed as an admission that either Employee or any of the Releasees has violated any federal, state or local law or regulation or has committed any wrong against any other party to this Agreement.

18.    Successors and Assigns; Third Party Beneficiaries. This Agreement, and all portions hereof, shall inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, representatives, executors, successors, beneficiaries, and assigns (only as agreed to by Company), and shall also inure to the benefit of the Company’s successors and assigns. The Releasees are intended third party beneficiaries of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties or their authorized representatives have executed this Agreement on the date(s) noted below.

DORMAN PRODUCTS, INC.

By:	/s/ David Hession	Date: 9/18/2019
Name:	David Hession
Title:	Senior Vice President and
Chief Financial Officer

/s/ Thomas Knoblauch		Date: 9/18/2019
Witness

/s/ Michael Ginnetti		Date: 9/18/2019
MICHAEL GINNETTI

/s/ Steve Dassing		Date: 9/18/2019
Witness